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                                                             Exhibit 11

STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
(amounts in thousands, except per share data)

                                                            Three Months Ended
                                                            ------------------
                                                                April 30,
                                                            ------------------
                                                            1994         1993
                                                            ----         ----
Net income before cumulative effect of a
  change in accounting principle                           $12,063    $17,621
Cumulative effect of a change in accounting
  for income taxes                                               _      3,990
                                                           -------    -------
Net income                                                 $12,063    $21,611
                                                           -------    -------
Weighted average number of common shares
  outstanding                                               39,977     35,842
Add - common equivalent shares assuming
  conversion of Series B, Series C and
  Series D Convertible Preferred Stock                       5,595      9,165
Add - Common shares assumed to be
  outstanding from exercise of warrants
  and options                                                9,927     10,394
Less - Assumed purchase of Common Stock
  from proceeds of exercise of
  warrants and options                                      (6,872)    (5,845)
                                                           -------    -------
                                                            48,627     49,556
                                                           -------    -------
Per share:
  Income before cumulative effect of a
    change in accounting principle                         $   .25    $   .36
  Cumulative effect of a change in accounting
    for income taxes                                             -        .08
                                                           -------    -------
  Net income                                               $   .25    $   .44
                                                           -------    -------
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